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Exhibit 99.1

    FOR IMMEDIATE RELEASE

Yahoo! Reports Second Quarter 2001 Financial Results

  Company Posts $182.2 Million in Revenue and $8.7 Million in Pro-Forma Net Income

    SUNNYVALE, Calif.—July 11, 2001—Yahoo! Inc. (Nasdaq: YHOO) today reported net revenues totaling $182,165,000 for the second quarter ended June 30, 2001, compared to net revenues of $272,950,000 for the second quarter of 2000. Pro-forma net income for the quarter ended June 30, 2001 was $8,709,000 or $0.01 per share diluted (1). This compares to pro-forma net income of $69,146,000 or $0.11 per share diluted for the comparable period in the previous year (1). The actual net loss for the second quarter ended June 30, 2001, which includes $45,450,000 of restructuring and acquisition-related charges, was $48,524,000 or $0.09 per share diluted, compared to actual net income of $53,331,000 or $0.09 per share diluted reported in the comparable period of the previous year.

    During the quarter, Yahoo!'s leadership position among online users was evidenced by the company's strong consumer metrics. Yahoo!'s global network of essential services continues to be No. 1 worldwide in terms of unique users, reach, and time spent (Nielsen//NetRatings, May 2001). The total number of unique users grew to 200 million during June 2001, compared to 156 million in June 2000. In addition, a record 71 million active registered members logged onto Yahoo! ® during June 2001. The company's traffic increased to a record 1.2 billion page views per day on average during June 2001. Yahoo! Japan and Yahoo! Europe's traffic, which is included in these page view totals, increased to more than 165 million and 67 million page views per day on average in June 2001, respectively. According to Nielsen//NetRatings, worldwide consumers spent an average of 63 minutes on the Yahoo! network, up from 47 minutes in the previous quarter.

    "After two months of being at Yahoo! and delving into the business, I believe more than ever that Yahoo! has an incredibly strong foundation upon which to build. There is a huge financial and strategic opportunity represented by our enormous base of consumers," said Terry Semel, Yahoo!'s chairman and CEO. "There is no single event that will transform this company. Rather, it will be a series of events starting this quarter that will demonstrate Yahoo!'s momentum and progress. In order to strengthen and grow the business, we will pursue partnerships and joint ventures with major corporations, make acquisitions, and continue to innovate and develop new services."

    "As the global Internet site with the most engaged and loyal audience, we are the platform of choice for advertisers, marketers and corporate customers around the world," said Jeff Mallett, Yahoo!'s president and chief operating officer. "One of our key areas of focus over the next year is the development of deeper, personalized premium services in the key vertical areas that best meet the needs of our loyal consumers and business partners."

Management Transition and Hiring Update

    In a separate announcement today, Yahoo! said it appointed four new senior executives to its worldwide management team. Mark Opzoomer has been named the managing director and regional vice president of Yahoo! Europe. Allan Kwan has joined Yahoo! as the new regional vice president and managing director of Yahoo!'s North Asia operations, and S.I. Lee will head Yahoo! Korea's business operations. Opzoomer, Kwan and Lee will report to Jeff Mallett. Also, John Glascott has joined Yahoo! as the regional vice president of sales for the Eastern United States, reporting to Greg Coleman, executive vice president of North American operations.

(1)
Pro-forma net income and net income per share calculations for all 2001 and 2000 periods exclude acquisition-related and restructuring charges, amortization of intangibles and stock compensation, employer payroll taxes on gains realized by employees from non-qualified stock option exercises, derivative and impairment gains and losses from certain assets, income related to a contract termination fee, and gains or losses from the exchanges or sales of certain equity investments.

    "I have been at Yahoo! for two months now and have spent a significant amount of time getting to know all the members of the management team; I am extremely impressed with their abilities, knowledge and skills," said Semel. "This group of talented and committed individuals should be credited for their willingness to embrace change, seize opportunity and execute quickly. I'm pleased that we have been able to extend this quality of management to our new appointments."

Company's Business Outlook

    "Through financial discipline, we delivered second quarter financial results that demonstrate our ability to successfully maintain the balance between containing near-term expenses and investing in our future businesses," said Susan Decker, chief financial officer, Yahoo!. "As we continue to improve the quality of our customer base and forge ahead, we will prioritize and focus our investments in areas that will drive profitability and sustainable long-term growth."

    The company's business outlook for the third quarter 2001 and the full year 2001 considers a continuation of current economic trends, normal seasonal media spending trends, and assumes that the pending acquisition of LAUNCH Media, Inc. closes in the third quarter. The company is reiterating the full year 2001 revenue and pro-forma earnings guidance that was provided during our last quarterly earnings release on April 11, 2001. More specifically, the company's expense budgets are based on revenues coming in between $160 and $180 million for the third quarter 2001, and $700 to $775 million for the full year 2001. For the full year 2001, revenues from business and premium services are expected to approach 20 percent of total revenue.

    Yahoo! expects pro-forma earnings before interest, depreciation and amortization (EBITDA) for the third quarter 2001 to range from a $5 million loss to a $10 million profit. The company also expects pro-forma earnings per share (EPS) for the third quarter 2001 to be approximately breakeven. For the full year 2001, pro-forma EBITDA are expected to be between breakeven and $50 million. The company expects pro-forma EPS in the range of $0.02 to $0.06 for the full year 2001.

    The company expects capital expenditures to be approximately $25 to $30 million in the third quarter 2001 and $110 to $120 million for the full year 2001. Charges related to amortization are expected to be approximately $15 million in the third quarter and $60 million for the full 2001 year. Yahoo! also expects depreciation to be approximately $18 million in the third quarter and $70 million for fiscal year 2001. The pro-forma tax rate for the company is expected to be 48 percent for the full year 2001.

    The Business Outlook for the company will be available on the company's Investor Relations Web site throughout the current quarter. It is currently expected the Business Outlook will not be updated until the release of Yahoo!'s next quarterly earnings announcement; however, Yahoo! reserves the right to update its Business Outlook at any time for any reason.

Quarterly Conference Call

    Yahoo! will host a conference call today to discuss first quarter results at 5:00 p.m. Eastern Time. A live Webcast of the conference call can be accessed at http://webevents.broadcast.com/yahoo/071101. In addition, a replay of the call will be available for 48 hours following the conference call and can be accessed through the "Conference Calls" area of the company's Investor Relations Web site at www.yahoo.com/info/investor, or by calling (800) 633-8284, reservation No. 16498857.

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About Yahoo!

    Yahoo! Inc. is a leading global Internet communications, commerce and media company that offers a comprehensive branded network of services to more than 200 million individuals each month worldwide. As the first online navigational guide to the Web, www.yahoo.com is the leading guide in terms of traffic, advertising, household and business user reach. Yahoo! is the No. 1 Internet brand globally and reaches the largest audience worldwide. The company also provides online business and enterprise services designed to enhance the productivity and Web presence of Yahoo!'s clients. These services include Corporate Yahoo!, a popular customized enterprise portal solution; audio and video streaming; store hosting and management; and Web site tools and services. The company's global Web network includes 24 World properties. Headquartered in Sunnyvale, Calif., Yahoo! has offices in Europe, Asia, Latin America, Australia, Canada and the United States.

    This press release and its attachments contain forward-looking statements that involve risks and uncertainties concerning Yahoo!'s expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as Yahoo!'s strategic and operational plans. Actual results may differ materially from the results predicted and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the slower spending environment for advertising sales; the actual increases in demand by customers for Yahoo!'s premium and corporate services; the ability to successfully change the customer mix among Yahoo!'s advertising customers; general economic conditions; the ability to adjust to changes in personnel, including management changes; and the dependence on third parties for technology, content and distribution. All information set forth in this release and its attachments is as of July 11, 2001, and Yahoo! undertakes no duty to update this information. More information about potential factors that could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2000 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2001, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are on file with the Securities and Exchange Commission (SEC). Additional information will also be set forth in those sections in Yahoo!'s quarterly report on Form 10-Q for the three-month period ended June 30, 2001 which will be filed with the SEC in the near future.

# # #

Yahoo!, Corporate Yahoo!, and the Yahoo! logos are trademarks and/or registered trademarks of Yahoo! Inc.
All other names are trademarks and/or registered trademarks of their respective owners.

Media Relations Contacts:
Nissa Anklesaria, Yahoo! Inc., (408) 349-7738, nissa@yahoo-inc.com
Nicole Waddell, Fleishman-Hillard, (415) 356-1037, waddelln@fleishman.com

Investor Relations Contacts:
Andrea Klipfel, Yahoo! Inc., (408) 349-3402, andrea@yahoo-inc.com
Cathy Larocca, Yahoo! Inc., (408) 349-5188, cathy@yahoo-inc.com

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Yahoo! Inc.

Unaudited Pro Forma Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Net revenues	$182,165	$272,950	$362,380	$503,757
Cost of revenues	40,559	38,006	79,102	71,057

Pro forma gross profit	141,606	234,944	283,278	432,700

Operating expenses:
Sales and marketing	99,518	100,337	205,936	179,236
Product development	30,990	24,640	61,326	46,360
General and administrative	19,827	16,579	38,958	30,595

Total operating expenses	150,335	141,556	306,220	256,191

Pro forma income (loss) from operations	(8,729)	93,388	(22,942)	176,509
Other income, net	25,244	20,329	53,926	36,635
Minority interests in operations of consolidated subsidiaries	233	(2,191)	462	(4,028)

Pro forma income before income taxes	16,748	111,526	31,446	209,116
Provision for income taxes	8,039	42,380	15,094	79,464

Pro forma net income	$8,709	$69,146	$16,352	$129,652

Pro forma net income per share—diluted	$0.01	$0.11	$0.03	$0.21

Shares used in per share pro forma calculation—diluted	596,371	613,615	596,455	615,111

Supplemental Financial Data
Pro forma EBITDA(1)	$7,500	$100,656	$8,358	$185,729
Pro forma after tax cash earnings(2)	$25,148	$77,151	$47,978	$142,022
Pro forma after tax cash earnings per share—diluted	$0.04	$0.13	$0.08	$0.23

Notes: All notes are in thousands.

The above unaudited pro forma condensed consolidated statements of operations are not a presentation in accordance with generally accepted accounting principles as they exclude the effects of the following:

  —
  Restructuring charges of $40,700 incurred during the quarter ended June 30, 2001.
  —
  Acquisition-related charges during the quarter ended June 30, 2001 of $4,750 attributable to incremental costs incurred in the merger with eGroups, and $415 attributable to the merger with Arthas.com during the quarter ended March 31, 2000.
  —
  Employer payroll taxes assessed on stock option gains realized by employees.
  —
  Stock compensation expense.
  —
  Amortization of purchased technology and goodwill.
  —
  Other income of $9,000 related to a contract termination fee during the quarter ended March 31, 2001.
  —
  Investment income related to gains from the exchanges of certain equity investments of $3,017 and $40,656 in the quarters ended March 31, 2001 and March 31, 2000, respectively, and losses of $43 during the quarter ended June 30, 2001.
  —
  Derivative gains of $6,650 and impairment losses of $3,575 in the quarter ended June 30, 2001 and derivative and impairment losses of $15,637 in the quarter ended March 31, 2001.
  —
  Goodwill amortization, included in other income, related to the Yahoo! Japan equity investment of $1,786 in both the first and second quarters of 2001 and $1,455 in the quarter ended June 30, 2000.

The above also assumes 48% and 38% effective tax rates for the pro forma presentation of the periods ended June 30, 2001 and 2000, respectively.

(1)
Defined as income (loss) from operations before depreciation and amortization, stock compensation expense, and acquisition-related and restructuring charges.

(2)
Defined as pro forma net income before depreciation but after payroll taxes on option exercises.

Yahoo! Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
Net revenues	$182,165	$272,950	$362,380	$503,757
Cost of revenues	40,559	38,006	79,102	71,057
Amortization of purchased technology	933	2,094	3,026	4,188

Total cost of revenues	41,492	40,100	82,128	75,245

Gross profit	140,673	232,850	280,252	428,512

Operating expenses:
Sales and marketing	99,518	100,337	205,936	179,236
Product development	30,990	24,640	61,326	46,360
General and administrative	19,827	16,579	38,958	30,595
Payroll taxes on option exercises(1)	437	1,940	680	8,290
Stock compensation expense	3,642	5,681	7,057	12,200
Amortization of intangibles	14,643	4,755	27,447	8,817
Restructuring costs	40,700	—	40,700	—
Acquisition-related costs(2)	4,750	—	4,750	415

Total operating expenses	214,507	153,932	386,854	285,913

Income (loss) from operations	(73,834)	78,918	(106,602)	142,599
Other income, net(3)	26,490	18,874	49,766	75,836
Minority interests in operations of consolidated subsidiaries	233	(2,191)	462	(4,028)

Income (loss) before income taxes	(47,111)	95,601	(56,374)	214,407
Provision for income taxes	1,413	42,270	3,636	93,477

Net income (loss)	$(48,524)	$53,331	$(60,010)	$120,930

Net income (loss) per share—diluted	$(0.09)	$0.09	$(0.11)	$0.20

Shares used in per share calculation—diluted	569,768	613,615	567,608	615,111

Notes: All notes are in thousands.

(1)
Represents employer payroll taxes assessed on stock option gains realized by employees.

(2)
During the quarter ended June 30, 2001, acquisition-related charges of $4,750 were attributable to incremental costs incurred in the merger with eGroups. During the quarter ended March 31, 2000, acquisition-related charges of $415 were attributable to the merger with Arthas.com.

(3)
During the quarter ended June 30, 2001, other income includes investment losses of $43 related to the sale of certain equity investments, goodwill amortization related to the Yahoo! Japan equity investment of $1,786, derivative gains of $6,650, and impairment losses of $3,575. During the quarter ended March 31, 2001, other income includes income of $9,000 related to a contract termination fee, investment gains of $3,017 related to the sale of certain equity investments, goodwill amortization related to the Yahoo! Japan equity investment of $1,786, and derivative and impairment losses of $15,637. During the quarter ended June 30, 2000, other income includes goodwill amortization related to the Yahoo! Japan equity investment of $1,455. During the quarter ended March 31, 2000, other income includes a $40,656 gain from the exchange of certain equity investments.

Yahoo! Inc.

Unaudited Consolidated Summary Balance Sheet Data

(in thousands)

	June 30, 2001	December 31, 2000
ASSETS
Cash, cash equivalents, and investments in marketable debt securities	$1,750,215	$1,688,666
Accounts receivable, net	62,186	90,561
Property and equipment, net	136,500	109,781
Investments in marketable equity securities	47,717	87,545
Other assets, net	423,951	293,023

Total assets	$2,420,569	$2,269,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable	$14,467	$26,040
Accrued expenses and other liabilities	242,487	200,144
Deferred revenue	119,455	117,165

Total liabilities	376,409	343,349
Minority interests in consolidated subsidiaries	28,852	29,313
Stockholders' equity	2,015,308	1,896,914

	$2,420,569	$2,269,576

Yahoo! Inc.

Unaudited Consolidated Summary Cash Flows Data

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2001	2000	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(48,524)	$53,331	$(60,010)	$120,930
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	32,242	16,057	62,453	30,515
Tax benefits from stock options	1,105	37,189	3,163	84,816
Noncash restructuring costs	11,659	—	11,659	—
Other noncash items	(380)	7,886	17,829	(24,428)
Change in working capital	(1,706)	13,068	30,355	45,509

Net cash provided by (used in) operating activities	(5,604)	127,531	65,449	257,342

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment, net of proceeds from disposals	(13,601)	(27,246)	(55,056)	(43,047)
Purchases of equity securities	(1,530)	(16,430)	(9,030)	(47,790)
Sales of equity securities	4,617	—	11,903	—
Acquisitions, net of cash acquired	—	1,169	(9,771)	2,726

Net cash used in investing activities	(10,514)	(42,507)	(61,954)	(88,111)

CASH FLOWS FROM FINANCING ACTIVITIES AND OTHER:
Proceeds from issuance of Capital Stock, net	37,452	76,658	53,947	201,340
Other	3,492	90	4,107	2,521

Net cash provided by financing activities and other	40,944	76,748	58,054	203,861

Net change in cash, cash equivalents, and marketable debt securities	24,826	161,772	61,549	373,092
Cash, cash equivalents, and marketable debt securities at beginning of period	1,725,389	1,215,621	1,688,666	1,004,301

Cash, cash equivalents, and marketable debt securities at end of period	$1,750,215	$1,377,393	$1,750,215	$1,377,393

Yahoo! Inc.
Second Quarter 2001 Operating Highlights
July 11, 2001

    During the second quarter of 2001, Yahoo! achieved strong growth of the Yahoo! brand, audience, services and customers and continued to add leadership to its management team with several key new hires.

Management Team

  •
  In April, Yahoo! announced that its Board of Directors had appointed Terry S. Semel as Yahoo!'s new chairman and chief executive officer. Semel is among the most successful and respected leaders in the media and entertainment industry. A 24-year veteran of Warner Bros., Semel is noted for his role as chairman and co-chief executive officer, and is credited with helping build Warner Bros. into one of the world's largest and most creative media and entertainment enterprises, reaching billions of consumers worldwide through its vast stable of properties.

  •
  Today, the company announced that is has added four senior executives to its global management team. Mark Opzoomer has been named the managing director and regional vice president of Yahoo! Europe. Allan Kwan has joined Yahoo! as the new regional vice president and managing director of Yahoo!'s North Asia operations, where he is responsible for overseeing and driving all business operations across the region. S.I. Lee takes on the role of CEO of Yahoo! Korea, focused on directing and growing all aspects of Yahoo! Korea's business operations. John Glascott joins Yahoo! as the regional vice president of sales, eastern region, where is he responsible for leading Yahoo!'s U.S. East Coast sales initiatives and sales teams.

Audience Growth, Usage and Loyalty

  •
  Yahoo! is the Internet's leading global consumer and business services company with the largest and most engaged Web audience in the world (Nielsen//NetRatings Global Internet Index, May 2001).

  •
  The company's traffic increased to 1.2 billion page views per day on average during June 2001, a record for the company.

  •
  Yahoo!'s global audience grew to 200 million unique users during June 2001, up from 156 million in June 2000. A record 71 million active registered members logged into their personalized Yahoo! services during June 2001.

  •
  Yahoo! has the most loyal audience on the Web, with a 78.9 percent retention rate, the highest among top U.S. domains. Yahoo! is also the No. 1 default home page in the United States with 37.4 million users (Media Metrix, Custom Report, May 2001).

  •
  The Yahoo! network reaches 61.5 percent of the combined U.S. home/work web audience, with a 68.8 percent reach among users at work and a 54.5 percent among home users, according to Nielsen//NetRatings. (May 2001).

  •
  The Yahoo.com domain is the domain with the highest number of unique users (65.5 million) and the highest reach on the Web, at 57.6 percent in the U.S., according to Nielsen//NetRatings (May, 2001).

  •
  Yahoo! enjoys the highest stickiness among all the portals on the Web. Yahoo! users stay longer and consume more pages, spending an average of 119 minutes on Yahoo! per month, up from 96 minutes in the previous quarter in the U.S. (Nielsen//NetRatings, May 2001).

  •
  Yahoo! continues to be the global leader, with the largest and most loyal audience around the world (Nielsen//NetRatings Global Internet Index, May 2001). According to Nielsen//NetRatings, Yahoo! Singapore and Yahoo! Hong Kong continue to be ranked the No. 1 sites in their respective countries, and the Yahoo! network has the largest U.S. Hispanic audience online. According to Nielsen//NetRatings, the combined entity of Yahoo! Kimo maintains the market leader position of 90 percent reach in Taiwan, far surpassing all competitors. According to Iamasia, Yahoo! remains the leading portal across Greater China, reaching 54.4 percent of home users in China, Taiwan and Hong Kong combined.

  •
  Yahoo! Japan and Yahoo! Europe's traffic increased to more than 165 million and 67 million page views per day on average in June, respectively.

  •
  Yahoo!'s communication platform, including Yahoo! Messenger, Yahoo! Mail and Yahoo! Groups, delivered 11.6 billion messages in June. Messages delivered in the second quarter were up over 4 percent from the previous quarter.

  •
  Across the Yahoo! network, voice minutes increased 7 percent to 1.8 billion.

The Yahoo! Brand

  •
  According to Brand Asset Valuator® (Young and Rubicam, May 2001), the U.S. population ranks Yahoo! first among all Internet companies in terms of brand strength. According to the study, Yahoo! is also perceived as being one of the most revolutionary brands, being dynamic, innovative, up-to-date, a leader, fun and progressive.

  •
  Yahoo! is in the top three in overall awareness of Internet Brands in UK, France, Germany, Spain, Italy and Denmark according to custom research from IPSOS (March 2001).

Consumer Services

    During the second quarter, Yahoo! continued to build the Internet's leading global consumer and business services company by expanding and delivering a broad and deep array of essential content, commerce and communications services for the world's largest Internet audience.

  •
  Yahoo! and ACNielsen launched the Internet Confidence Index in June. The Yahoo!/ACNielsen Internet Confidence Index is a research study intended to measure and trend U.S.-based consumer confidence levels in Internet products, services and issues. The first study of the Index was focused on e-commerce and revealed that breadth of information, ability to compare prices, and selection are the main motivators driving consumer e-commerce, and that consumers intend to spend nearly $10 billion online during next three months.

Media and Entertainment

  •
  In June Yahoo! announced it would acquire LAUNCH Media, a company dedicated to providing music fans with a broad array of music and music-related editorial content. This acquisition supports Yahoo!'s overall strategy to deliver the highest-quality online entertainment experience to its 200 million consumers, and is a reflection of Yahoo!'s commitment to provide online music fans with the most compelling and comprehensive music experience.

  •
  In May the company unveiled Yahoo! Broadcast, an enhanced rich media destination where consumers can easily access interactive audio, video and other multimedia content from leading providers in real time and on-demand. Yahoo! has created a platform to deliver streaming content and has brought together many of the most popular consumer streaming services available in order to bring consumers the easiest-to-use, most compelling broadband content experience on the Internet.

  •
  Yahoo! launched Yahoo! Music in Canada, China, the United Kingdom and Ireland. In China, Yahoo! made an investment in RIC (Rock Internet Corp), an affiliate of the world's largest Chinese music company Rock Records Group. Yahoo! UK & Ireland, Denmark, France and Germany launched a dedicated Eurovision Song Contest site, which included a live broadcast of the contest plus chats with performers. Over one million users across Europe tuned in to watch the live Webcast.

  •
  Yahoo! Music announced the launch of the "Artist of the Month" program, providing fans with special content and direct access to some of the best music and hottest artists in the world. The first three months of the program have featured Artists of the Month Shaggy, Radiohead and blink-182.

  •
  Yahoo! Sports spent its 14th consecutive month as the No. 1 ranked sports site on the Web (Media Metrix, May 2001) and launched a relationship with the Major League Baseball Players Association, which includes hosting its site at bigleaguers.yahoo.com.

  •
  Yahoo! Sports introduced StatTracker, a tool that offers competitive fantasy players enhanced functionality and access to real-time stats and standings for their league, both on their PC and on their Web-enabled phone. StatTracker is priced at $4.95 per user for the season.

  •
  Yahoo! Entertainment in the UK & Ireland and France broadcast twenty-four hour, seven day a week video footage of the Cannes Film Festival 2001.

Commerce

  •
  Yahoo! Shopping is the No. 2 retail shopping destination on the Web, according to Media Metrix (May 2001). This quarter, brand-name merchants that joined or renewed agreements with Yahoo! Shopping included Eddie Bauer, Gateway, Godiva, Martha Stewart, Spiegel, Lancome, QVC and Timex, among others. This June Yahoo! Store celebrated its third anniversary as a leading online store hosting service and reached a record 14,000 merchants.

  •
  Yahoo! Shopping broadcast previously unseen video footage of Britney Spears and Justin Timberlake shopping in some of their favorite stores through a custom Yahoo! ShoppingVision player, which enabled consumers to buy contextually relevant merchandise while they simultaneously view the video stream. The event was sponsored by Pepsi, and the promotion included a charity auction on Yahoo! Auctions. Throughout the campaign, fans viewed more than 800,000 video streams, making it the largest Yahoo! Shopping-enabled Webcast ever, and one of the most popular online broadcast programs.

  •
  Yahoo! announced a premium content distribution agreement with Consumer Reports and integrated free buying guides and premium pay-per-view product ratings from Consumer Reports into Yahoo! Shopping and Yahoo! Autos. Consumers can buy pay-per-view product reports for only $2.95 per report, which includes access to the report for 30 days on Yahoo! Shopping.

  •
  In May, Yahoo! Auctions announced that within five months, sell-through percentage, a key measurement for online auctions sellers, had increased to 31 percent on average. Featured auctions garnered a 51 percent sell-through, while the merit-based "Premium Sellers" were realizing a 64 percent sell-through rate. The growth in sell-through was accompanied by an increase in average selling price to $62 and a 400 percent increase in bidding activity.

  •
  Yahoo! UK & Ireland hosted an auction of a specially framed lithograph of the original 1965 score of the world's most loved song, 'Yesterday.' The auction was in benefit of The Sir George Martin Music Foundation to aid the island of Montserrat. The lithograph, the first in a series of 500, is specially inscribed by Paul McCartney: "Congratulations you're Number 1". The auction ran across the Yahoo! network, with the U.S., Canada, Japan, Singapore, German, French and Danish sites all linked to the UK auction site.

  •
  Yahoo! Auctions introduced interactive promotions that allow sellers to tap into Yahoo!'s 200 million users by showcasing their items to targeted consumers on Yahoo! Sports, Yahoo! Clubs, Yahoo! Movies, and other Yahoo! properties.

  •
  Yahoo! Finance remained the No. 1 finance site on the Web, according to a custom category report from Media Metrix (May 2001) and launched a new, free service that allows consumers to track and analyze their monthly income and expenses. The Expense Manager is integrated with Yahoo! Online Account Access, enabling users' budgets to be automatically updated with their financial account data—the first application to be built on top of account aggregation data.

  •
  During the second quarter, Yahoo! Bill Pay active subscriber count was up 53% over the first quarter of 2001.

  •
  Yahoo! FinanceVision was rated the No. 1 streaming financial news site on the Web, according to Media Metrix (Custom Category Report, May 2001). During the second quarter, Yahoo! FinanceVision revamped programming to make Yahoo! FinanceVision more interactive, easier to watch, and most relevant to companies commonly followed on Yahoo! Finance. The new programming includes several new shows, as well as a live morning call with Briefing.com that focuses on rumors and news of the day.

  •
  In June, Yahoo! Careers announced an agreement with Korn/Ferry International, a leading worldwide recruitment firm, and Futurestep, the online recruiting arm of Korn/Ferry, to provide services for mid-to-senior level candidates seeking highly sought-after positions with some of the world's leading companies.

  •
  Yahoo! Brasil and Yahoo! en español launched travel sites, featuring online travel services for users in Brazil, Mexico, Colombia, Venezuela, Uruguay and Chile. The travel service enables individuals to research travel plans, check flight availability, compare prices and book their airline hotel and car rental reservations online. Yahoo! Hong Kong launched a new travel service by teaming up with Wingon Travel, one of the largest Hong Kong travel agencies, plus several online travel content providers, including Charming Online, Travelnet. Yahoo! Hong Kong Travel offers the most comprehensive travel information and tips to meet the taste and needs of local travelers.

  •
  Yahoo! Australia & NZ launched Yahoo! Real Estate. Powered by domain.com.au, the real estate site operated by f2, the Fairfax Interactive Network. This easy to navigate site has a comprehensive range of national listings, as well as information and tools from local content providers like HWW, Your Mortgage Magazine, Lawyersearch.com.au and movinghome.com.au.

  •
  Yahoo! Kimo introduced Yahoo! Kimo Politics, an audio and interactive forum allowing politicians and commentators to initiate daily topical discussion and solicit audience discussion. The service, responding to local taste and demands, aims to facilitate communications between the public and policy makers.

Communications

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  In June, Yahoo! Messenger, one of the Web's most popular instant communication, information and notification services, integrated Webcam functionality to bring its millions of users "face-to-face" with friends, family and colleagues while instant messaging. Continuing to further its industry-leading position, Yahoo! Messenger was the first instant messaging service to integrate Webcam functionality and make it immediately available to consumers and businesses.

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  Yahoo! Messenger introduced low-rate international PC-to-Phone calling and a host of powerful new features with the launch of its newest version of Yahoo! Messenger. Additionally, the latest version of Yahoo! Messenger offers enhanced Yahoo! Address Book integration and text-message archiving.

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  Yahoo! Argentina, Yahoo! Canada and Yahoo! Hong Kong all launched Yahoo! Groups, allowing users to better connect and keep abreast of issues with friends, family co-workers and business associates.

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  In early May, Yahoo! by Phone, a program that provides access to personalized My Yahoo! content over the telephone by simply calling 1-800-MY-YAHOO, became a subscription-based service.

Mobilization and Distribution

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  The company announced that Yahoo! products and services are available via yet another mobile device—a Web-enabled wristwatch. Through a recently announced agreement with Timex, Yahoo! users on the go can stay connected to their essential, personalized information with the Timex Internet Messenger Watch Fortified with Yahoo!. The watch receives Yahoo! Alerts and is now hitting retail shelves.

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  In the United States, Yahoo! Messenger continued to flourish with the launch of Yahoo! Messenger for Verizon Wireless subscribers. Personal Digital Assistant manufacturer Handspring also announced that they will be featuring Yahoo! Messenger for their users.

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  Yahoo! Everywhere continued to extend its leadership on a worldwide basis with several new international carrier deals. In Argentina, Yahoo! teamed with Unifon (Telefonica Argentina), the second largest operator in that country. In Taiwan, Yahoo! introduced new features including short message services, ringtones and graphics downloads, via three local wireless operators, Chunghwa Telecom, FarEstTone, and TransAsia Telecom. In Singapore, Yahoo! signed agreements with that country's three leading carriers, Singtel, M1, and StarHub.

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  Yahoo! Everywhere launched several new wireless services during the quarter, including Yahoo! Account Access, a product that allows consumers to access their personal banking and financial information just about everywhere they go. Yahoo! Everywhere also developed the enormously popular game entitled Wordaholic(TM), available only wirelessly and exclusively from Yahoo!. Yahoo! Germany launched Yahoo! SMS, a new platform that allows users to receive information on their mobile phone on more than 100 different subjects. In addition, this service, the first of its kind in Europe, allows Internet users to send SMS messages from their PC to a mobile phone. Yahoo! UK & Ireland launched Yahoo! WAP Builder, a tool that allows consumers to custom build a home page that can be viewed on any Web-enabled wireless device.

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  In June, Yahoo! Australia and New Zealand announced an agreement with OzEmail Internet, one of the country's leading ISPs, to provide popular content and services, as well as marketing opportunities, on the OzEmail homepage and will provide OzEmail customers with easy access to many of Yahoo!'s tools and services.

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  In Taiwan, Yahoo! Kimo launched a co-branded broadcasting service with Taiwan's leading broadband ISP, Gigamedia, providing entertainment broadband content to subscribers.

Business and Enterprise Services

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  The Corporate Yahoo! enterprise portal solution continued to have strong momentum through new channel strategy partnerships, new customer deployments, and renewed contracts with existing customers. Corporate Yahoo! is now deployed to 26 customers, including two new customers, Cap Gemini Ernst & Young and Hewlett Packard, which is also a Corporate Yahoo! reseller, and a new division within existing customer Janus. Yahoo! also has extended existing contracts with the State of North Carolina (through Accenture) and Network Appliance. Corporate Yahoo!'s total licensed seats to employees, customers, and business partners now exceeds one million.

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  Through the relationship with SAP/SAP Portals, Corporate Yahoo! has also been deployed to two companies, Acterna Corp. and TransAlta Corporation.

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  Yahoo! Mexico and Yahoo! Brasil both signed their first Corporate Yahoo! customers: CEMEX, the second largest cement company in the world, and SulAmerica, the largest insurance company in Brazil, respectively.

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  Other agreements signed this quarter that strengthen the Corporate Yahoo! channel strategy include content infrastructure provider Interwoven Inc. and content distribution partner Northern Light Technology Inc.

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  Yahoo! Broadcast Services signed key new service agreements with a number of clients including Guidant Corporation, Merck & Co., Samsung Telecommunications, and Travelocity.com.

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  Yahoo! Broadcast Services continued to adapt its Internet communications offering for corporate customers through the launch of new marketing solutions packages. The marketing Webcast packages are tailored to provide internal and external communications solutions for corporate marketing departments. Yahoo! Broadcast Services developed these packages to assist in generating leads, building brand strength, reducing marketing communications costs, and increasing the speed to market for products and services.

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  Yahoo! Website Services, the company's Web-hosting solution for small businesses, saw continued growth in Q2. Since Q2 last year, the number of new accounts has increased nearly 400 percent.

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  Domain registrations across the Yahoo! network have increased over 40 percent since last quarter. In June, Yahoo! announced an agreement with Applied Semantics to give Yahoo! Domains users access to relevant alternative domain name suggestions through Applied Semantics' DomainSense product.

Interactive Marketing and Merchant Services

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  Yahoo! served 3,170 advertisers and merchants during the second quarter, including over 1,500 clients from outside the United States. Yahoo! clients include 29 of the Fortune 50 and 54 of the Fortune 100 advertisers. New accounts and Major brands served in the second quarter include Compaq, Crate & Barrel, Korn/Ferry International, Level 3, Peterson's Publishing (a division of Thomson Learning) and Spiegel.

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  As part of a long-term alliance with Ford Motor Company, Yahoo! and Ford Division produced an innovative front-page promotion using DHTML, Java script, and Flash technology. The online execution was tied to an offline billboard promoting the all-new 2002 Ford Explorer.

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  Yahoo! continues to focus on the expansion of relationships with advertising agencies. In the quarter, Yahoo! held a successful agency alliance conference for advertising agencies in the New York area, fifth in a conference series for agencies. The series was developed by Yahoo! to further engage advertising agencies in an open dialogue and develop broader relationships.

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  Yahoo! has seen increased interest in the new ad formats, including skyscrapers and large rectangle units, and the units' ability to provide a broader canvas for advertisers and increased brand-building capabilities. In addition, Yahoo! offered advertisers the opportunity to use advanced technology and functionality, including streaming video and Flash capabilities.

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  During the quarter many major brands have included Yahoo!'s streaming media advertising capabilities, including gateway and in-stream advertising, as part of overall media campaigns on the Yahoo! network. Yahoo! FinanceVision now enables demographically targeted video commercials, allowing marketers to vary messages to individual groups of users in the same data window.

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  Yahoo! Everywhere enabled major advertisers to extend their marketing to mobile devices with sponsorships of the Yahoo! AvantGo channel as well as within mobile Yahoo! Alerts inventory to build brand equity and awareness among their target audiences.

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  Brands added to Yahoo! Europe's advertising portfolio during the second quarter of 2001 include 20th Century Fox Home Entertainment Italia, Adidas, Deutsche Bank, DGT, DFDS Seaways, Emirates, Honda, Ikea Italia, L'Oreal, Listerine, Mercedes, Orange, Perrier, Masterfoods/Bounty, Philips, RAS Bank, SAS, SNCF, Statoil, Svenska, Volkswagen, United Airlines, West Deutsche Lottery and Wilkinson.

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  Yahoo! Brasil and Renault launched the new Yahoo! Clio special edition car. The Clio is already a best seller in Brazil, and this new edition is available exclusively through online purchases on Renault's website or on Yahoo! Brasil. This agreement marks Renault's entry into the world of e-commerce and is also the first of its kind on the Yahoo! network.

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  Yahoo! Australia & NZ participated in the Coke Music Auction, one of the truly integrated marketing campaigns of the year. Yahoo! Australia & NZ has provided a range of services for the campaign, including media, registration back-end, online auction platform, online store platform, online greeting cards, automated mailings and more.

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  Yahoo! enabled approximately $1.3 billion in commerce transactions.

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All other names are trademarks and/or registered trademarks of their respective owners.

QuickLinks

Yahoo! Reports Second Quarter 2001 Financial Results
Unaudited Pro Forma Condensed Consolidated Statements of Operations
Unaudited Condensed Consolidated Statements of Operations
Unaudited Consolidated Summary Balance Sheet Data
Unaudited Consolidated Summary Cash Flows Data
Second Quarter 2001 Operating Highlights